UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 6, 2006

(Date of earliest event reported)

FEDERAL-MOGUL CORPORATION

(Exact Name of Registrant as specified in its Charter)

Michigan

(State or Other Jurisdiction of Incorporation)

1-1511	38-0533580
(Commission File Number)	(IRS Employer Identification Number)

26555 Northwestern Highway, Southfield, Michigan	48034
(Address of Principal Executive Offices)	(Zip Code)

(248) 354-7700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filings is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.05 Costs Associated with Exit or Disposal Activities

On January 6, 2006, as part of Federal-Mogul Corporation’s (the “Company”) global profitable growth strategy designed to expand in best cost manufacturing, engineering and service locations and in key growth markets, the Company has announced a restructuring plan. This plan could affect about 25 facilities and reduce the Company’s workforce by approximately 10% in the next three years. Details of the plan have not yet been finalized.

The Company anticipates recording charges for costs and expenses related to this restructuring plan in the current quarter and future periods. Costs likely to be incurred are generally expected to include certain severance costs, retention costs, benefit costs and impairment of the facilities and equipment involved. Preliminary cost estimates range from $125,000,000 to $150,000,000. Upon determining the ultimate costs associated with this restructuring, the Company will amend this Form. The Company is targeting completion of the restructuring plan by December 2008.

Statements contained in this report, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this report except as required by law.

Item 2.06 Material Impairments.

The information set forth under Item 2.05 relating to impairment charges is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1    Press release dated January 6, 2006, furnished with this Form.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 6, 2006.

FEDERAL-MOGUL CORPORATION

By:	/s/ John J. Gasparovic
Name:	John J. Gasparovic
Title:	Senior Vice President and
General Counsel